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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

China Infrastructure Construction Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

16948K106

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,282,051 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,282,051 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,282,051 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Small Cap Long Short Equity Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 274,359 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 274,359 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 274,359 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Small Cap Long Short Equity Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 274,359 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 274,359 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 274,359 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Small Cap Long Short Equity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 274,359 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 274,359 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 274,359 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Small Cap Long Short Equity Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 274,359 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 274,359 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 274,359 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 205,128 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 205,128 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,128 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 205,128 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 205,128 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,128 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 205,128 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 205,128 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,128 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 205,128 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 205,128 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,128 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund Series B Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund SPC, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund LP, Series B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund SPC, Ltd – Segregated Portfolio B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,282 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,282 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,282 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

Item 1.	(a)	Name of Issuer

China Infrastructure Construction Corporation

	(b)	Address of Issuer’s Principal Executive Offices

1 Hangfeng Road Fentai District Beijing 100070

Item 2.	(a)	Name of Person Filing

This statement is filed by:

		(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

		(ii)	Whitebox Multi-Strategy Advisors, LLC, a Delaware limited liability company (“WMSA”);

		(iii)	Whitebox Multi-Strategy Partners, L.P., a British Virgin Islands limited partnership (“WMSP”);

		(iv)	Whitebox Multi-Strategy Fund, L.P., a Delaware limited partnership (“WMSFLP”);

		(v)	Whitebox Multi-Strategy Fund, Ltd., a British Virgin Islands international business company (“WMSFLTD”);

		(vi)	Whitebox Small Cap Long Short Equity Advisors, LLC, a Delaware limited liability company (“WSCLSEA”);

		(vii)	Whitebox Small Cap Long Short Equity Partners, L.P., a British Virgin Islands limited partnership (“WSCLSEP”);

		(viii)	Whitebox Small Cap Long Short Equity Fund, L.P., a Delaware limited partnership (“WSCLSEFLP”);

		(ix)	Whitebox Small Cap Long Short Equity Fund, Ltd., a British Virgin Islands international business company (“WSCLSEFLTD”);

		(x)	Pandora Select Advisors, LLC, a Delaware limited liability company (“PSA”);

		(xi)	Pandora Select Partners, L.P., a British Virgin Islands limited partnership (“PSP”);

		(xii)	Pandora Select Fund, L.P., a Delaware limited partnership (“PSFLP”);

		(xiii)	Pandora Select Fund, Ltd., a British Virgin Islands international business company (“PSFLTD”);

		(xiv)	Whitebox Special Opportunities Advisors, LLC, a Delaware limited liability company (“WSOPA”);

		(xv)	Whitebox Special Opportunities Fund, Series B Partners, LP, a British Virgin Islands limited partnership (“WSOPBP”);

		(xvi)	Whitebox Special Opportunities Fund, L.P., a Delaware Series limited partnership (“WSOPFLP”);

		(xvii)	Whitebox Special Opportunities Fund SPC, Ltd., a British Virgin Islands Segregated Portfolio Company (“WSOPFLTD”);

		(xviii)	Whitebox Special Opportunities Fund, L.P, Series B, a Delaware Series limited partnership (“WSOPFLPB”);

		(xix)	Whitebox Special Opportunities Fund SPC, Ltd. – Segregated Portfolio B, a British Virgin Islands Segregated Portfolio Company (“WSOPFLTDB”).

	(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WMSA, WMSFLP, WCFLPWSCLSEA, WSCLSEFLP, PSA, PSFLP, WSOPA, WSOPFLP, and WSOPFLPB is:

3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416

The address of the business office of WMSP, WMSFLTD, WSCLSEP, WSCLSEFLTD, PSP, PSFLTS, WSOPBP, WSOPFLTD, and WSOPFLTDB is:

Trident Chambers, P.O. Box 146 Waterfront Drive, Wickhams Cay Road Town, Tortola, British Virgin Islands

	(c)	Citizenship

WA, WMSA, WMSFLP, WSCLSEA, WSCLSEFLP, PSA, PSFLP, WSOPA, WSOPFLP, and WSOPFLPB are organized under the laws of the State of Delaware; WMSP, WMSFLTD, WSCLSEP, WSCLSEFLTD, PSP, PSFLTS, WSOPBP, WSOPFLTD, and WSOPFLTDB are organized under the laws of the British Virgin Islands

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

16948K106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act.

	(b)	☐	Bank as defined in section 3(a)(6) of the Act.

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act.

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940.

	(e)	☒	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

	(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

Item 4.	Ownership

(a) Amount Beneficially Owned

WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 1,282,051 shares of Common Stock of the Company.

WMSA, is deemed to beneficially own 751,282 Shares of Common Stock of the company.

WMSP is deemed to beneficially own 751,282 shares of Common Stock as a result of its ownership of Warrants and Common Stock of the company

WMSFLP is deemed to beneficially own 751,282 shares of Common Stock as a result of its indirect ownership of Warrants and Common Stock of the company

WMSFLTD is deemed to beneficially own 751,282 shares of Common Stock as a result of its indirect ownership of Warrants and Common Stock of the company

WSCLSEA is deemed to beneficially own 274,359 shares of Common Stock of the company.

WSCLSEP is deemed to beneficially own 274,359 shares of Common Stock as a result of its ownership of Warrants and Common Stock of the company

WSCLSEFLP is deemed to beneficially own 274,359 shares of Common Stock as a result of its indirect ownership of Warrants and Common Stock of the company

WSCLSEFLTD is deemed to beneficially own 274,359 shares of Common Stock as a result of its indirect ownership of Warrants and Common Stock of the company

PSA, is deemed to beneficially own 205,128 Shares of Common Stock of the company.

PSP is deemed to beneficially own 205,128 shares of Common Stock as a result of its ownership of Common Stock of the company

PSFLP is deemed to beneficially own 205,128 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

PSFLTD is deemed to beneficially own 205,128 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WSOPA is deemed to beneficially own 51,282 Shares of Common Stock of the company.

WSOPAP is deemed to beneficially own 51,282 shares of Common Stock as a result of its ownership of Common Stock of the company

WSOPFLP is deemed to beneficially own 51,282 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WSOPFLTD is deemed to beneficially own 51,282 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WSOPFLPB is deemed to beneficially own 51,282 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WSOPFLTDB is deemed to beneficially own 51,282 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

As a result of the relationship described in this statement, each of WA, WMSA, WMSFLP, WMSFLTD, WSCLSEA, WSCLSEFLP, WSCLSEFLTD, PSA, PSFLP, PSFLTD, WSOPA, WSOPFLP, WSOPFLPB, WSOPFLTD, and WSOPFLTDB may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by each of WMSP, WSCLSEP, PSP, and WSOPBP.

WA, WMSA, WMSFLP, WMSFLTD, WSCLSEA, WSCLSEFLP, WSCLSEFLTD, PSA, PSFLP, PSFLTD, WSOPA, WSOPFLP, WSOPFLPB, WSOPFLTD, and WSOPFLTDB each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.*

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning Of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as An admission that WA, WMSA, WMSP, WMSFLP, WMSFLTD, WSCLSEA, WSCLSEP, WSCLSEFLP, WSCLSEFLTD, PSA, PSP, PSFLP, PSFLTD, WSOPA, WSOPBP, WSOPFLP, WSOPFLPB, WSOPFLTD, and WSOPFLTDB are a group, Or have agreed to act as a group.*

(b) Percent of Class

WA beneficially owns 9.7 % of the company’s Common Stock.*

WMSA is deemed to beneficially own 5.7 % of the company’s Common Stock

WMSP is deemed to beneficially own 5.7 % of the company’s Common Stock

WMSFLP is deemed to beneficially own 5.7 % of the company’s Common Stock

WMSFLTD is deemed to beneficially own 5.7 % of the company’s Common Stock

WSCLSEA is deemed to beneficially own 2.1 % of the company’s Common Stock

WSCLSEP is deemed to beneficially own 2.1 % of the company’s Common Stock

WSCLSEFLP is deemed to beneficially own 2.1 % of the company’s Common Stock

WSCLSEFLTD is deemed to beneficially own 2.1 % of the company’s Common Stock

PSA is deemed to beneficially own 1.6 % of the company’s Common Stock

PSP is deemed to beneficially own 1.6 % of the company’s Common Stock

PSFLP is deemed to beneficially own 1.6 of the company’s Common Stock

PSFLTD is deemed to beneficially own 1.6 % of the company’s Common Stock

WSOPA is deemed to beneficially own 0.4 % of the company’s Common Stock

WSOPBP is deemed to beneficially own 0.4 % of the company’s Common Stock

WSOPFLP is deemed to beneficially own 0.4 % of the company’s Common Stock

WSOPFLTD is deemed to beneficially own 0.4 % of the company’s Common Stock

WSOPFLPB is deemed to beneficially own 0.4 % of the company’s Common Stock

WSOPFLTDB is deemed to beneficially own 0.4 % of the company’s Common Stock

The percentage of Common Stock reportedly owned by each entity herein is based on 12,931,000 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding On October 13th, 2010.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

0

(ii) Shared power to vote or to direct the vote

WA has shared voting power with respect to 1,282,051 shares of the Issuer’s Common Stock.

WMSA, WMSP, WMSFLP, and WMSFLTD have shared voting power with respect to 751,282 Shares of the Company’s Common Stock.

WSCLSEA, WISCLSEP, WSCLSEFLP, and WSCLSEFLTD have shared voting power with respect to 274,359 Shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 205,128 Shares of the Company’s Common Stock.

WSOPA, WSOPBP, WSOPFL, WSOPFLTD, WSOPFLPB, and WSOPFLTDB have shared voting power with respect to 51,282 shares of the Company’s Common Stock.

(iii) Sole power to dispose or to direct the disposition of

0

(iv) Shared power to dispose or to direct the disposition of

WA has shared voting power with respect to 1,282,051 shares of the Issuer’s Common Stock.

WMSA, WMSP, WMSFLP, and WMSFLTD have shared voting power with respect to 751,282 Shares of the Company’s Common Stock.

WSCLSEA, WISCLSEP, WSCLSEFLP, and WSCLSEFLTD have shared voting power with respect to 274,359 Shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 205,128 Shares of the Company’s Common Stock.

WSOPA, WSOPBP, WSOPFL, WSOPFLTD, WSOPFLPB, and WSOPFLTDB have shared voting power with respect to 51,282 shares of the Company’s Common Stock.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐*.

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 16948K106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

02/11/11
Date /s/ Jonathan D. Wood
Signature Jonathan D. Wood as Chief Financial Officer of Whitebox Advisors, LLC.
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

fb.us.1260302.03

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)